INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made as of this 1st day of April, 2025, by and between Victory Pioneer ILS Interval Fund (the “Trust”), a Delaware statutory trust, and Victory Capital Management Inc., a New York corporation (the “Investment Adviser”).

WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is engaged primarily in rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust wishes to retain the Investment Adviser to provide investment advisory and management services to the Trust; and

WHEREAS, the Investment Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.The Trust hereby appoints the Investment Adviser to act as investment adviser of the Trust for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.Subject to the supervision of the Trust’s Board of Trustees (the “Board”), the Investment Adviser shall regularly provide the Trust with investment research, advice, management and supervision and shall furnish a continuous investment program for the Trust’s portfolio of securities and other investments consistent with the Trust’s investment objectives, policies and restrictions, as each shall be from time to time in effect. The Investment Adviser shall determine from time to time what securities and other investments (including, without limitation, repurchase agreements, swap agreements, options, futures and other instruments) will be purchased, retained, sold or exchanged by the Trust and what portion of the assets of the Trust’s portfolio will be held in the various securities and other investments in which the Trust invests, and what portion will be held uninvested in cash, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”) and the 1940 Act, as well as the investment objectives, policies and restrictions of the Trust referred to above, and any other specific policies adopted by the Board and disclosed to the Investment Adviser. The Investment Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and other investments and payments of cash for the account of the Trust. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Trust in one or more investment companies. The Investment Adviser will place orders pursuant to its investment determinations for the Trust either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. Except as described herein, the Investment Adviser shall seek overall the best execution available in the selection of brokers or dealers and the placing of orders for the Trust. In assessing the best execution available for any transaction, the Investment Adviser may consider factors it deems relevant, including the size and type of the transaction, the nature and character of the markets for the security to be purchased or sold, the execution capabilities and financial condition of the broker or dealer, and the reasonableness of the commission or dealer spread, if any (whether for a specific transaction or on a continuing basis). In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Trust and/or the other accounts over which the Investment Adviser or its affiliates exercise investment discretion. The Investment Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Trust which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Investment Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or in terms of all of the accounts over which the Investment Adviser or its affiliates exercise investment discretion. The Investment Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Trust, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Trust’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. Notwithstanding the foregoing, the Investment Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of the Trust, nor shall the Investment Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Trust to perform such functions. The Investment Adviser may execute on behalf of the Trust certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Investment Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(a)The Trust hereby authorizes any entity or person associated with the Investment Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.Subject to the Board’s approval, the Investment Adviser or the Trust may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of the Investment Adviser, in which the Investment Adviser delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as the Investment Adviser determines to be necessary, desirable or appropriate, provided that in each case such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act. The Trust agrees that the Investment Adviser shall not be accountable to the Trust or the Trust’s shareholders for any loss or other liability relating to specific investments selected by any such subadviser.

4.The Trust shall at all times keep the Investment Adviser fully informed with regard to the securities and other investments owned by the Trust, its funds available, or to become available, for investment, and generally as to the condition of its affairs. The Trust shall furnish the Investment Adviser with such other documents and information with regard to its affairs as the Investment Adviser may from time to time reasonably request. The Investment Adviser shall supply the Board and officers of the Trust with such information and reports reasonably required by them and reasonably available to the Investment Adviser.

5.Unless maintained by another party on the Trust’s behalf, the Investment Adviser shall maintain the books and records with respect to the Trust’s securities and other transactions and keep the Trust’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that any records that it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

(a)The Investment Adviser shall furnish, at its expense, all necessary services, facilities, equipment and personnel for performing the Investment Adviser’s services under this Agreement. Other than as herein specifically indicated, the Investment Adviser shall not be responsible for the Trust’s ordinary and extraordinary expenses, and the Trust shall pay the Trust’s ordinary and extraordinary expenses. The Investment Adviser may agree to provide to the Trust services other than the services that are provided under this Agreement, on such terms as the Investment Adviser and the Trust may agree from time to time, and nothing herein shall preclude payment by the Trust of compensation to the Investment Adviser for any such services rendered pursuant to a written agreement or agreements approved by the Board.

6.From time to time, the Investment Adviser shall authorize and permit certain of its directors, officers and employees, who may be elected as Board members or officers of the Trust, to serve in the capacities in which they are elected. The Investment Adviser will pay directly or reimburse the Trust for the compensation (if any) of the Trustees who are affiliated persons of the Investment Adviser and all officers of the Trust as such, except as the Board may decide.

7.As compensation for the services performed and the facilities furnished and expenses assumed by the Investment Adviser, the Trust shall pay the Investment Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate equal to 1.75% of the Trust’s average daily net assets up to $1 billion, and 1.70% of the Trust’s average daily net assets over $1 billion. If this Agreement is terminated as of any date that is not the last day of a month, the fee payable by the Trust shall be paid as promptly as possible after such date of termination and shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in the month.

8.The Investment Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities or other transactions for the Trust, provided that nothing in this Agreement shall protect the Investment Adviser against any liability to the Trust to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this paragraph 8, the term “Investment Adviser” shall include any affiliates of the Investment Adviser performing services for the Trust pursuant to this Agreement and the partners, shareholders, directors, officers and employees of the Investment Adviser and such affiliates.

9.Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Investment Adviser who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Investment Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other investments consistent with the investment policies of the Trust or one or more other accounts of the Investment Adviser is considered at or about the same time, transactions in such securities or other investments will be allocated among the accounts in a manner deemed equitable by the Investment Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Investment Adviser’s policies and procedures as presented to the Board from time to time.

10.For the purposes of this Agreement, the Trust’s “net assets” equal the value of the Trust’s securities plus any other assets minus its accrued operating expenses and other liabilities, and the terms

“assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, and references to the “1940 Act” shall include any rule, regulation or applicable exemptive order of the U.S. Securities and Exchange Commission (the

“Commission”) thereunder and interpretive guidance with respect to the 1940 Act by the Commission or its staff.

11.This Agreement will become effective on the date first above written, provided that it shall have been approved by the Trust’s Board and by the shareholders of the Trust in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect for an initial two year period. Thereafter, if not terminated, this Agreement shall continue in effect, so long as such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Trustees who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

12.This Agreement is terminable without penalty by the Board or by vote of a majority of the outstanding voting securities of the Trust, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Investment Adviser, or by the Investment Adviser upon not less than 60 days’ written notice to the Trust, and will be terminated upon the mutual written consent of the Investment Adviser and the Trust. This Agreement shall terminate automatically in the event of its assignment.

13.The Investment Adviser agrees that for services rendered to the Trust, or for any claim by it in connection with services rendered to the Trust, it shall look only to assets of the Trust for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust. The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Trust’s

Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

14.No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Trust’s outstanding voting securities.

15.This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

16.This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

17.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

VICTORY PIONEER ILS INTERVAL FUND

By: /s/ Thomas Dusenberry

Name: Thomas Dusenberry

Title: President

VICTORY CAPITAL MANAGEMENT INC.

By: /s/ Michael D. Policarpo

Name: Michael D. Policarpo

Title: President, Chief Financial Officer and Chief

Administrative Officer